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                                                                    Exhibit 99.1


GlobalSantaFe Board of Directors Authorizes Share Repurchase Program

HOUSTON, Aug. 6 -- GlobalSantaFe Corporation (NYSE: GSF - News) today announced that its board of directors has authorized the company to repurchase up to $150 million of its ordinary shares from time to time depending on market conditions, the share price and other factors.

GlobalSantaFe is a leading worldwide oil and gas drilling contractor offering a full range of premium equipment and drilling management services. The company's diverse and technologically advanced fleet of 58 offshore rigs includes premium and heavy-duty, harsh-environment jackups; semisubmersibles; and dynamically positioned, ultra-deepwater drillships. Additionally, the company has three rigs currently under construction and one more on order. The company also has 31 land rigs and is the world's leading provider of turnkey drilling and drilling management services.

CONTACT:

GlobalSantaFe, Houston
Richard Hoffman, 281/596-5809 (Investors)
Stephanie Price, 281/596-5816 (Media)
http://gsfdrill.com